EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-216617) and Form S-8 (No. 333-198233) of Westlake Chemical Partners LP of our report dated March 1, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 1, 2019